EXHIBIT 4.13

WALGREENS BOOTS ALLIANCE, INC.
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE, dated as of October 13, 2021 (this “Supplemental Indenture”), by and between WALGREENS BOOTS ALLIANCE, INC., a Delaware corporation, as issuer (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), supplements the Indenture, dated as of December 17, 2015, as thereafter supplemented and amended (the “Indenture”), by and between the Company and the Trustee.
RECITALS OF THE COMPANY
WHEREAS, the Company has heretofore issued its 3.450% Notes due 2026 (the “2026 Notes”) and 4.650% Notes due 2046 (the “2046 Notes”) pursuant to the Indenture dated December 17, 2015, as supplemented by the Officers’ Certificate, dated as of June 1, 2016 (the “2016 Officers’ Certificate”);
WHEREAS, the Company has heretofore issued its 3.200% Notes due 2030 (the “2030 Notes”) and 4.100% Notes due 2050 (the “2050 Notes”), pursuant to the Indenture dated December 17, 2015, as supplemented by the Officers’ Certificate, dated April 15, 2020 (the “2020 Officers’ Certificate”, and together with the 2016 Officers’ Certificate, the “Officers’ Certificates”), and together with the 2026 Notes, 2046 Notes, and the 2030 Notes, the “Notes”;
WHEREAS, Section 9.1(12) of the Indenture provides that, without the consent of any Holder of Securities, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture to amend or supplement any of the provisions of the Indenture, including with respect to any Security, the terms and provisions of such Security established pursuant to Section 3.1 of the Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of Securities of each applicable series then Outstanding;
WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and
WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been fulfilled and the execution of the Supplemental Indenture is authorized and permitted under the Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:
1ARTICLE 1
Terms
Section 1.01.     Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.
2ARTICLE 2
Amendments
Section 2.01.     Definition of “Fitch.” The definition of “Fitch” in each of the Notes and Officers’ Certificates is hereby deleted in its entirety.
Section 2.02.     Definition of “Investment Grade Rating.” The definition of “Investment Grade Rating” in each of the Notes and Officers’ Certificates is hereby deleted in its entirety and replaced with the following:
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by the Company.
Section 2.03.    Definition of “Rating Agencies.” The definition of “Rating Agencies” in each of the Notes and Officers’ Certificates is hereby deleted in its entirety and replaced with the following:
“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.
Section 2.04.    Definition of “Rating Event.” The definition of “Rating Event” in each of the Notes and Officers’ Certificates is hereby deleted in its entirety and replaced with the following:
“Rating Event” means the rating on the Notes is lowered by each of the two Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the two Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).
3ARTICLE 3
Acceptance Of Supplemental Indenture
Section 3.01.     Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
4ARTICLE 4
Miscellaneous Provisions
Section 4.01.     Governing Law; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.02.     Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Authenticating Agent, any Security Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.03.     Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Any signature to this Supplemental Indenture may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties hereto represents and warrants to the other parties that it has the corporate or other capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
Section 4.04.     Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.
Section 4.05.     The Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the indemnities, rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, including, but not limited to, in connection with the execution of this Supplemental Indenture by the Trustee and any action or inaction of the Trustee taken in accordance herewith, in each of its capacities hereunder as if set forth herein in full.
Section 4.06.     Effect on Successors and Assigns. All agreements of the Company, the Trustee, the Security Registrar and the Paying Agent in this Supplemental Indenture will bind their respective successors.
Section 4.07.     Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

WALGREENS BOOTS ALLIANCE, INC.
By:	/s/ Aidan Clare
Name: Aidan Clare
Title: Senior Vice President and Global Treasurer

By:	/s/ John Devlin
Name: John Devlin
Title: Vice President, Global Treasury

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Katherine M. O’Brien Mathis
Name: Katherine M. O’Brien Mathis
Title: Vice President

[Signature Page to Supplemental Indenture]